Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Grubhub Inc. of our report dated February 28, 2019 relating to the consolidated financial statements of Grubhub Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Grubhub Inc. for the year ended December 31, 2018.

/s/ Crowe LLP

Crowe LLP

Oak Brook, Illinois

December 6, 2019